                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of this 13th day of April, 2000 and effective as of the 14th day of February, 2000, by and between The Grand Union Company, a Delaware corporation (the "Company"), and Gary M. Philbin (the "Executive").

      WHEREAS, the Company desires to retain the exclusive services of Executive and Executive desires to be employed by the Company for the term of this Agreement;

      NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Duties.

            (a) The Executive shall serve as a Director, President and Chief Executive Officer of the Company or such other position as may be agreed between the Executive and the Company, and shall perform such duties, services and responsibilities as are consistent with such positions, including the general management and supervision of the business and personnel of the Company and its subsidiaries. The duties, services and responsibilities will be performed under the overall supervision of the Chairman of the Board of the Company, consistent with the policies of the Board of Directors of the Company (the "Board of Directors"). If, during the term of this Agreement, Executive's employment with the Company is terminated for any reason, Executive will also cease to be, and shall resign as, a Director of the Company.

            (b) During the Employment Term (as hereinafter defined), the Executive shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Executive will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company. The foregoing shall not be construed to prohibit (i) the Executive's service as a member of the board of directors or as an officer of any non-profit trade association or civic, educational or charitable organization, or (ii) subject to the following proviso and the provisions of Section 8(b), the Executive from making personal investments of a passive nature; provided that such service or investments by the Executive do not materially interfere with the performance by the Executive of his duties, services and responsibilities hereunder.

            (c) During the Employment Term, the Executive shall be based at the Company's principal executive offices in Wayne, New Jersey, which executive offices may be relocated within a 100-mile radius of the Company's existing executive offices (such 100 mile radius of Wayne, New Jersey, constituting the "Principal Office City"), except for reasonably required travel in the performance of his duties, services and responsibilities hereunder.



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      2. Term. This Agreement and the term of employment of the Executive hereunder shall commence as of February 14, 2000 ("Effective Date") and shall continue in full force and effect until the fourth anniversary of the Effective Date (the "Employment Term"), unless earlier terminated or extended as provided herein.

      3. Compensation.

            (a) In consideration of the performance by the Executive of the Executive's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will, during the Employment Term, pay the Executive a salary (the "Salary") at no less than an annual rate of $425,000. The Salary shall be reviewed annually and may be increased at the discretion of the Compensation Committee of the Board of Directors.

            (b) During the term of this Agreement, Executive shall be eligible to receive bonus compensation at the end of each fiscal year of the Company in an amount to be determined by the Compensation Committee of the Board of Directors. The Bonus Plan (as hereinafter defined) shall provide for bonus compensation of up to 125% of the Salary for each fiscal year in which the Company achieves the designated performance targets. Such bonus compensation shall be prorated (based on the number of weeks elapsed during the fiscal year in question) for the fiscal year ending in March 2004. The amount of bonus compensation in any year shall be determined pursuant to the Company's Executive Annual Incentive Bonus Plan (the "Bonus Plan") and shall be calculated based on achievement against performance targets in such fiscal years, which performance targets shall be established by the Compensation Committee of the Board of Directors pursuant to the Bonus Plan.

            (c) The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Salary, and all bonuses or other forms of compensation paid to the Executive hereunder, shall be subject to all applicable taxes and withholdings required to be withheld by the Company pursuant to federal, state or local law. The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided hereunder, unless otherwise so indicated.

            (d) Executive shall be eligible to participate in the Company's Supplemental Retirement Plan for Key Executives (the "Plan"). Upon Executive's retirement from the Company on or after the fourth anniversary of the Effective Date, for purposes of calculation of the "target benefit" under the Plan, Executive shall be credited with his actual years of service with the Company, plus six (6) additional years of service under the Plan if Executive retires on or after the fourth anniversary of the Effective Date. If the Executive's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) of this Agreement prior to the fourth anniversary of the Effective Date, for purposes of calculation of the "target benefit" under the Plan, Executive shall be credited with a number of years of service equal to the sum of (a) the actual number of years of employment of the Executive with the Company and (b) six (6) years of service. If the Executive terminates his



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employment with the Company other than for Good Reason under this Agreement prior to the fourth anniversary of the Effective Date, for purposes of the "target benefit" under the Plan, Executive shall be credited with a number of years of service equal to the actual years of employment of the Executive with the Company.

            (e) The Executive shall be eligible to participate in any employee benefit or other plans (including any life insurance plans) or perquisites in effect for other senior managers at his level as of February 13, 2000 to the extent the Executive meets the eligibility requirements for any such benefit plan or perquisite.

            (f) The Executive shall be eligible for four weeks vacation (in addition to the usual holidays) during each year during which the Executive serves hereunder. Vacation not taken during any year during the Employment Term may be carried forward with the written permission of the Chairman of the Board.

            (g) If (i) the Executive is absent from work for more than 180 consecutive calendar days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Executive has been unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for more than 180 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Executive any compensation (Salary or bonus) for any period in excess of such 180 days and until Executive returns to his duties on a regular full time basis; furthermore, any such payments during such 180-day period shall be reduced by any amount the Executive is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law.

            (h) Signing Bonus. Executive shall receive a signing bonus (the "Signing Bonus") in an amount equal to $30,285, less all applicable taxes and withholdings, payable on the Effective Date.

      4. Stock Option.

            (a) Pursuant to the Company's 1995 Equity Incentive Plan (the "EIP") and subject to confirmation of the stock option grant in a letter from the Company's General Counsel in the form attached hereto as Exhibit A, effective as of the date approved by the Compensation Committee of the Board of Directors (the "Grant Date"), the Company hereby grants Executive options (the "Options") to purchase 850,000 shares of Grand Union Common Stock issued according to the following exercise prices and vesting schedule: Vesting - 25% on the Grant Date, 25% on February 14, 2001, 25% on February 14, 2002, and 25% on February 14, 2003; Exercise Price - 20% at $4.65, 30% at $5.72, 30% at $7.72, and 20% at
$9.72. Options granted pursuant to this paragraph, which have not been exercised, will expire on May 14, 2004. The vested Options and shares received upon exercise of Options ("Option Shares") will become transferable in tranches of 20%, 20%, 30% and 30% (expressed as a percentage of the total of vested and unvested Options) on each of the first four anniversaries,



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respectively, of the Effective Date. Except as described in the preceding sentence, and except for transfers in connection with estate planning, the Options and Option Shares will not be transferable during the term of Executive's employment.

            (b) All existing stock option grants to Executive made prior to the Effective Date shall be canceled.

            (c) Treatment of Options Upon A Change of Control or Upon Termination Within 180 Days Preceding a Change of Control . For purposes of this Agreement, a "Change of Control" shall mean, after the Effective Date, the acquisition by any person or entity, directly or indirectly, of more than 50% of the Common Stock of the Company. If (x) a Change of Control occurs or (y) Executive's employment terminates within 180 days preceding a Change of Control by Executive for "Good Reason" or by the Company without "Cause," then the Options shall vest and become exercisable on the date of the Change of Control and transferable by Executive (or Executive's executor or administrator or the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution) at any time after the Change of Control up to and including ninety (90) days after the effective date of such Change of Control, after which all unexercised Options shall terminate.

            (d) Treatment of Options Upon Termination Not Within 180 Days Preceding a Change of Control. If the employment of Executive with the Company shall terminate for any reason other than as specifically provided in paragraph
(c) of this Section 4, including, without limitation, termination by the Company for "Cause" or termination by the Executive for any reason other than Good Reason, all vested Options shall remain exercisable by Executive through and until May 14, 2004 and all unvested Options shall terminate and become null and void, as of the effective date of such termination, except in such case as provided in paragraph (c) of this Section 4 in the event of a subsequent Change of Control within 180 days.

      5. Relocation and Relocation Expenses.

            (a) The Executive agrees that, during the Employment Term, he shall maintain, at his own cost and expense, his principal residence within a 100-mile radius of Wayne, New Jersey. Executive shall continue to be eligible for the full benefits available, if any, under the Company's Executive Relocation Program.

            (b) During the Employment Term, the Executive shall be entitled to reimbursement from the Company for reasonable and necessary travel and related expenses between the mid-western United States and Wayne, New Jersey, incurred by the Executive and/or Executive's immediate family, upon presentation to the Company of valid receipts evidencing such expenses, including round trip air fare for the Executive and his immediate family between the New York/New Jersey metropolitan area and the mid-western United States. The reimbursement of expenses under this sub-paragraph shall be taxable income to Executive



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and shall be subject to appropriate gross-up procedures in order to make
Executive whole for such expenses.

      6. Termination.

            (a) Except as otherwise provided in this Agreement, the employment of Executive hereunder and the Employment Term shall terminate upon the earliest to occur of the dates specified below:

                  (i) the close of business on the date of expiration of the Employment Term;

                  (ii) the close of business on the date of the Executive's death;

                  (iii) the close of business on an early termination date
                        mutually agreed to in writing by the Company and the Executive;

                  (iv) the close of business on the day on which the Company shall have delivered to the Executive a written notice of the Company's election to terminate his employment for "Cause" (as defined in Section 6(c) hereof);

                  (v) the close of business on the day on which the Company shall have delivered to the Executive a written notice of the Company's election to terminate his employment because of Disability;

                  (vi) the close of business on the day following the date on which the Board of Directors shall have adopted a resolution terminating the employment of the Executive hereunder and such termination is not for death, Cause or Disability; or

                  (vii) the close of business on the date which is five business days after the date on which the Executive delivers to the Company a written notice of the Executive's election to terminate his employment hereunder (x) for "Good Reason" (as defined in Section 6(d) hereof) or (y) for any other reason.

            (b) Any purported termination by the Company or by the Executive pursuant to Section 6(a) (iv)-(vii) hereof shall be communicated by written "Notice of Termination" to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.



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            (c) For purposes of this Agreement, termination of Executive for
"Cause" shall mean termination based on (i) the Executive's material breach of this Agreement; (ii) willful misconduct or gross negligence by Executive with regard to the Company or its business, assets or employees; (iii) the refusal of Executive to follow the proper direction of the Chairman of the Board or the Board of Directors; (iv) substantial and continuing refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness); (v) the Executive being convicted of a felony or pleading nolo contendere to a felony (other than a felony involving a motor vehicle); (vi) the breach by Executive of any fiduciary duty owed by Executive to the Company; or (vii) Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

            (d) For purposes of this Agreement, the term "Good Reason" shall mean any material breach by the Company of this Agreement; provided, however, that Executive first delivers written notice thereof to the Board of Directors of the Company with a copy to the General Counsel of the Company and the Company shall have failed to cure such breach within thirty (30) days after receipt of such written notice.

            (e) In the event of termination of this Agreement, for whatever reason, the Executive agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Executive's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company agrees to reimburse the Executive for the Executive's reasonable expenses incurred in complying with the terms of this paragraph upon delivery by the Executive to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

     7. Termination Payments

                 (a) Upon Termination Within Twelve Months of a Change of Control. If, within 12 months following a "Change of Control," the Executive's employment with the Company terminates for whatever reason, the Company will pay the Executive any portion of the Salary accrued hereunder on or prior to the date of such termination, but not paid. If, within 12 months following a "Change of Control," the Executive's employment with the Company terminates pursuant to
Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will pay the Executive any portion of Executive's bonus compensation pursuant to Section 3(b) hereof which has accrued hereunder on or prior to the date of termination but has not been paid (the "Prorata Bonus"). The Prorata Bonus shall be calculated by: (i) annualizing the Company's performance through the date of termination for the fiscal year in question; (ii) determining the bonus compensation due to the Executive pursuant to Section 3(b) hereof on the basis of the Company's annualized results for the fiscal year in question; and (iii) prorating the bonus compensation based on the portion of the fiscal year elapsed at the date of termination. Except for purposes of this Section 7, the Executive's bonus compensation pursuant to Section 3(b) for any fiscal year shall not be deemed to have been accrued prior to the completion of the fiscal



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year in question. If, within 12 months following a "Change of Control," the
Executive's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will, within 30 days of such termination, pay the Executive lump sum severance pay in an amount equal to $1,255,800, less all applicable taxes and withholdings.

                 (b) Upon Termination Not Within Twelve Months of a Change of Control. If the Executive's employment with the Company terminates for whatever reason where paragraph 7(a) does not apply, the Company will pay the Executive any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. If the Executive's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, but not within twelve months of a Change of Control, the Company will pay the Executive his Prorata Bonus as calculated in the manner described in paragraph 7(a). Except for purposes of this Section 7, the Executive's bonus compensation pursuant to Section 3(b) for any fiscal year shall not be deemed to have been accrued prior to the completion of the fiscal year in question. If the Executive's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, but not within twelve months of a Change of Control, the Company will, within 30 days of such termination, pay the Executive lump sum severance pay in an amount equal to two and one-half (2.5) times the Executive's annual Salary (at the Salary rate in effect on the date of termination of the Executive's employment hereunder), less all applicable taxes and withholdings.

                 (c) The foregoing payments (except for accrued but unused vacation pay) upon termination shall constitute the exclusive payments due the Executive upon termination under this Agreement, but shall have no effect on any benefits which may be due the Executive under any plan of the Company which provides benefits after termination of employment, except that the Executive shall not be eligible for benefits under The Grand Union Company Severance Plan for Exempt Personnel.

           8. Executive Covenants.

                 (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Executive prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this
Section 8(a), the Executive agrees that during the Employment Term and thereafter the Executive will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon



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termination of the Executive's employment under this Agreement, the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term.

                 (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that, subject to the provisions of the last two sentences of Section 1(b), the Executive will not, during the Employment Term, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity operating one or more supermarkets within a ten (10) mile radius of any Company store if the aggregate of such Company stores (x) represent ten percent (10%) or more of the total number of Company stores operating at the date of termination (or other applicable date invoking the application of this non-compete clause) or (y) account for ten percent (10%) or more of the annual sales volume of the Company for the fiscal year immediately preceding the year of termination (or other applicable date invoking application of this non-compete clause). For this purpose, (1) "supermarket" means any store which is part of a supermarket or combination store chain or is a warehouse club selling grocery and perishable items to the public and (2) any entity operating supermarkets includes any wholesaler to independently-owned supermarkets operating under the same trade name. The prohibition of this clause (b) shall not be deemed to prevent Executive from owning 1% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary in this Section 8(b), the non-competition clause contained in this
Section 8(b) shall immediately terminate on the effective date of termination of the Executive's employment with the Company unless such termination is by the Company for Cause or is by the Executive without Good Reason, in which case the non-competition clause contained in this Section 8(b) shall remain in full force and effect until the fourth anniversary of the Effective Date.

                 (c) Non-solicitation. During the Employment Term and for a period of two years thereafter, the Executive shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee of the Company.

                 (d) Transactions Offered to the Corporation; Proprietary Materials. During the term of his employment hereunder, Executive agrees to bring to the attention of the Board of Directors or the Chief Financial Officer, all proposals, business opportunities or investments of whatever nature, in areas in which the Company and/or any of its subsidiary companies is active or may be interested in becoming active, which are created or devised by



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Executive or come to the attention of Executive and which might reasonably be expected to be of interest to the Company and/or any its subsidiary companies. Without limiting the generality of the foregoing, Executive acknowledges and agrees that memoranda, notes, records and other documents made or compiled by Executive or made available to Executive during the term of this Agreement concerning the business and/or activities of the Company and/or any of its subsidiary companies shall be the Company's property and shall be delivered by Executive to the Chief Financial Officer upon termination of this Agreement or at any other time at the request of the Board of Directors.

                 (e) Remedies. The Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

           The provisions of subsections (a), (b), (c), (d) and (e) of this
Section 8 shall survive any termination of this Agreement and the Employment Term. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

      9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the party to whom it is directed at the address set forth below:

      If to the Company:

      The Grand Union Company
      201 Willowbrook Boulevard
      Wayne, New Jersey 07470
      Attention:  one copy to the Chief Financial Officer and
                  one copy to the General Counsel
                  one copy to the Chairman of the Board of Directors



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If to the Executive:

      Gary M. Philbin
      (at his local address as reflected in the Company's records)

or to such other address as to which notice is given pursuant hereto.

      10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger or change of control) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

      11. Entire Agreement. With the exception of the promissory note executed by the parties on October 3, 1997, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements, written or oral, between them as to such subject matter, including that certain Employment Agreement between Executive and the Company dated August 13, 1998. The aforementioned promissory note of October 3, 1997, shall be extended until February 14, 2004, and shall be forgiven upon the earlier to occur of (x) a Change of Control, (y) Executive's termination for any reason other than Cause before November 1, 2000, or (z) upon Executive's completion of the term of this Agreement through the fourth anniversary of the Effective Date. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

      12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

      13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without reference to the principles of conflict of laws.

      14. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

      15. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.



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      16.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, as of the day and year first above written.

                                    THE GRAND UNION COMPANY


                                    By:
                                       -----------------------------------------
                                         Glenn J. Smith
                                         Senior Vice President,
                                         General Counsel and Corporate Secretary
                                         as authorized by the Board of Directors

                                    By:
                                       -----------------------------------------
                                         Gary M. Philbin


Original ____ of 2



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                                    EXHIBIT A

                                                 April 13, 2000

Gary M. Philbin
President and Chief Executive Officer
The Grand Union Company
201 Willowbrook Boulevard
Wayne, New Jersey 07470

Re:  Stock Option Grant

Dear Mr. Philbin:

      This is to confirm the stock option grant made to you by action of the Compensation Committee of the Board of Directors on April 13, 2000, and as a part of your Employment Agreement effective as of February 14, 2000 (the "Effective Date").

      In this regard, effective April 13, 2000 (the "Grant Date"), you have been granted 850,000 Non-Qualified Stock Options (NQSO) giving you the right to purchase a total of 850,000 Option Shares of Grand Union Common Stock (i.e., one share of Common Stock per Option). The particular terms governing your Option Grant as set forth in the Employment Agreement are confirmed below. Additionally, attached hereto is a copy of the 1995 Equity Incentive Plan ("EIP"), as modified and amended, which covers the standard terms and conditions of Option Grants to our Company's associates. Any terms set forth below, which differ from or modify the terms contained in the EIP shall take precedence over the terms of the EIP.

Exercise Prices - Your Options are exercisable pursuant to the following schedule:

             1. 170,000 Options (20% of the total granted) are exercisable at an exercise price of $4.65 per Option;

             2. 255,000 Options (30% of the total granted) are exercisable at an exercise price of $5.72 per Option;

             3. 255,000 Options (30% of the total granted) are exercisable at an exercise price of $7.72 per Option; and

             4. 170,000 Options (20% of the total granted) are exercisable at an exercise price of $9.72 per Option;



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Vesting, Forfeiture and Transferability

             1. Options under this NQSO will vest ratably across each of the four exercise tranches listed above, as follows:
                   a.    one-fourth on the Grant Date, and
                   b.    one-fourth each on February 14, 2001, February 14, 2002
                          and February 14, 2003.
             2. Forfeiture of Options under this NQSO shall be governed by paragraph 4 of the Employment Agreement.
             3. Vested Options and Option Shares under this NQSO will become transferable as set forth below:
                   a.    Prior to the first anniversary of the Effective
                         Date - 0 Options and Option Shares;
                   b. On and after the first anniversary of the Effective Date - 170,000 Options and Option Shares;
                   c. On and after the second anniversary of the Effective Date - 170,000 additional Options and Option Shares;
                   d. On and after the third anniversary of the Effective Date - 255,000 additional Options and Option Shares; and
                   e. On and after the fourth anniversary of the Effective Date - 255,000 additional Options and Option Shares.
              4. Except as set forth in paragraph 3 above, and except for agreed-upon family estate planning transfers, Options and Option Shares under this NQSO will not be transferred prior to the fourth anniversary of the Effective Date. Thereafter, vested Options and Option Shares will be freely transferable, subject to applicable securities laws.

Duration of Options - The latest date on which your Options may be exercised is May 14, 2004.

Events Affecting Your Options - Sections 4(c) and 4(d) of the Employment Agreement explain the status of your Options in the event of your termination of employment.



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



      Please acknowledge your receipt and acceptance of your Stock Option Grant by signing in the space provided below and returning the document to me.

                                    Very truly yours,


                                    Glenn J. Smith, Esq.
                                    Senior Vice President
                                    General Counsel and Corporate Secretary

Acknowledged and Accepted



---------------------------




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